Exhibit 5.1

June 11, 2008

Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441-299-4925 Julie.Mclean@conyersdillandpearman.com JEM/jvd/335215/corpdoc250399

Dear Sirs

Ingersoll-Rand Company Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (Registration No. 333-149537) to be filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2008 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 7,907,284 Class A common shares, par value $1.00 per share, of the Company (the “Common Shares”), issuable upon the exercise of options granted pursuant to the terms of the Trane Inc. 2002 Omnibus Incentive Plan (restated to include all amendments through June 5, 2008) and the Trane Inc. Stock Incentive Plan (restated to include all amendments through June 5, 2008) (together the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). The Company assumed the obligation to issue the Common Shares pursuant to the Plan pursuant to the terms of the Agreement and Plan of Merger dated 15 December, 2007 among the Company, Indian Merger Sub, Inc. and Trane Inc. (“Trane”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on May 28, 2008, copies of minutes of a meeting of the board of directors of the Company held on December 14, 2007 and unanimous written resolutions of the Board of Directors of the Company effective June 5, 2008, (together the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of the State of Delaware of the Plan in accordance with its terms and that the conversion of the options to receive Trane shares into corresponding options to acquire the Common Shares is valid and binding under the laws of the State of Delaware; (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (k) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares and to the issue of options given by the Bermuda Monetary Authority on 17 October, 2001 and August 30, 2002 respectively will not have been revoked or amended at the time of issuance of any Common Shares or options.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN